EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2014 Guidance

Based on our current view of existing market conditions and other assumptions, we issuing guidance for earnings per share attributable to Alexandria’s common stockholders – diluted, and FFO per share attributable to Alexandria’s common stockholders – diluted, each for the year ended December 31, 2014.  The table below provides a reconciliation of FFO per share attributable to Alexandria’s common stockholders – diluted, a non-GAAP measure, to earnings per share, the most directly comparable GAAP measure, as well as other key assumptions included in our guidance for the year ended December 31, 2014.

Guidance for the Year Ended December 31, 2014 (dollars in millions except per share information)	Low	High
Earnings per share attributable to Alexandria’s common stockholders – diluted	$1.80	$2.00
Add back: depreciation and amortization	2.72	2.92
Other	(0.01)	(0.03)
FFO per share attributable to Alexandria’s common stockholders – diluted	$4.60	$4.80
Key projection assumptions:
Same property NOI growth:
Cash basis	4%	6%
GAAP basis	2%	4%
Rental rate steps on lease renewals and re-leasing of space:
Cash basis	3%	5%
GAAP basis	8%	11%
Occupancy percentage for operating properties at December 31, 2014:
North America	96.5%	97.0%
Total	94.7%	95.2%
Straight-line rents	$42	$47
Amortization of above and below market leases	$3	$5
General and administrative expenses	$48	$52
Capitalization of interest	$35	$45
Interest expense, net	$77	$93
Net debt to adjusted EBITDA – three months ended December 31, 2014 – annualized	6.3x	6.5x
Fixed charge coverage ratio – three months ended December 31, 2014 – annualized	>3.4x	>3.4x

We expect that our principal liquidity needs for the year ended December 31, 2014, will be satisfied by the following multiple sources of capital as shown in the table below.  There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.

Sources and Uses of Capital for the Year Ended December 31, 2014 (in millions)	Low	High
Sources of capital:
Unsecured senior notes payable	$350	$450
Secured construction loan borrowings (1)	100	175
Secured loans assumed in connection with acquisitions	—	48
Secured loan refinancing	76	76
Secured notes payable repayments (2)	(286)	(286)
Borrowings (repayments) on unsecured senior line of credit	5	(228)
Net sources of debt capital	245	235
Net cash provided by operating activities less dividends	100	120
Asset sales (3)	20	120
"At-the-market" common stock offering program	200	300
Total sources of capital	$565	$775

Uses of capital:
Development, redevelopment, and construction	$565	$625
Acquisitions	—	150
Total uses of capital	$565	$775

(1)    Represents borrowings from available construction loan commitments.
(2)    Represents secured debt maturity in 2014, less $20 million of partner share toward debt repayment.
(3)    Approximately 90-95% of asset sales are expected to be non-income-producing land sales.

The key assumptions behind the sources and uses of capital in the table above are a favorable capital market environment and performance of our core operations in areas such as delivery of current and future development and redevelopment projects, leasing activity, and renewals.  Our expected sources and uses of capital are subject to a number of variables and uncertainties, including those discussed under the “Forward-looking statements” section under Part I and the “Risk Factors” section under Item 1A of our annual report on Form 10-K for the year ended December 31, 2012, and in subsequent quarterly reports on Form 10-Q.  We expect to update our forecast of sources and uses of capital on a quarterly basis.